Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Dana Completes Purchase of Drive Systems Segment of Oerlikon Group

Acquisition expands Dana’s offerings, optimizes manufacturing presence in key growth markets

MAUMEE, Ohio, Mar. 1, 2019 – Dana Incorporated (NYSE: DAN) announced today that it has completed the acquisition of the Drive Systems segment of the Oerlikon Group, including the Graziano and Fairfield brands. This acquisition expands the company’s capabilities in electrification and further optimizes its manufacturing presence in key growth markets.

The addition of the Drive Systems segment to Dana is immediately accretive to earnings and creates a number of opportunities for increased revenue and profitable growth, including:

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extending Dana’s current technology portfolio, especially in the area of high-precision helical gears for the light- and commercial-vehicle markets, as well as planetary hub drives for wheeled and tracked vehicles in the off-highway market;

•

growing Dana’s electronic controls capability for transmissions and drivelines through the acquisition of VOCIS, a wholly owned business of Oerlikon Drive Systems, and further expanding its motors technologies through Ashwoods Electric Motors;

•	increasing Dana’s product offerings that support vehicle electrification in each of Dana’s end markets – light vehicle, commercial vehicle, and off-highway;

•	optimizing Dana’s global manufacturing presence to be closer to customers in key growth markets such as China and India, as well as the United States;

•	and adding four research and development facilities to Dana’s extensive network of technology centers, as well as 12 facilities to the company’s global manufacturing footprint.

“Dana’s acquisition of the Drive Systems segment of Oerlikon enables us to support our customers’ shift toward vehicle electrification across nearly every vehicle architecture in the light vehicle, commercial vehicle, and off-highway segments,” said James Kamsickas, president and chief executive officer of Dana. “The Drive Systems business’ highly talented team is also strategically positioned to give our customers access to critical manufacturing capabilities in key growth markets, such as India, China, and the United States.”

(more)

The Drive Systems business serves a global roster of original-equipment manufacturers with a portfolio of high-tech products that can be found in a wide range of applications for operating machinery and equipment used in agriculture, construction, energy, mining, on-road transportation, and high-performance sports cars.

Selected customers include, but are not limited to: AGCO, Ashok Leyland, Aston Martin, BMW, Caterpillar, CNH, Daimler, John Deere, Ferrari, Fiat Chrysler Automobiles, MAN, McLaren, Oshkosh, SANY, Scania, Terex, Volkswagen, and AB Volvo.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs more than 36,000 people in 33 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of $8.1 billion in 2018. Based in Maumee, Ohio, USA, it is a people-centric organization and has been named a top employer of choice around the world, including significant honors in Asia, India, Italy, Mexico, and the United States. For more information, please visit www.dana.com.

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